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      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 26, 1996.
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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                                       FORM 8-K



                                    CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d) OF THE
                           SECURITIES EXCHANGE ACT OF 1934



         Date of report (Date of earliest event reported):  NOVEMBER 21, 1996


                               DSP COMMUNICATIONS, INC.
                (Exact Name of Registrant as Specified in Its Charter)


                                       DELAWARE
                    (State or Other Jurisdiction of Incorporation)


         0-25622                                 77-0389180
(Commission File Number)          (I.R.S. Employer Identification No.)

20300 STEVENS CREEK BOULEVARD, CUPERTINO,              95014
            CALIFORNIA                              (Zip Code)
(Address of Principal Executive Offices)

                                     408/777-2700
                 (Registrant's Telephone Number, Including Area Code)


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ITEM 5.  OTHER EVENTS.

       On November 21, 1996, DSP Communications, Inc., a Delaware corporation ("DSPC"), Proxim, Inc., a Delaware corporation ("Proxim"), and Data Merger Corporation, a Delaware corporation and wholly-owned subsidiary of DSPC ("Sub"), entered into a Termination Agreement and General Release (the "Termination Agreement"). The Termination Agreement provides for the mutual termination by DSPC, Proxim and Sub, effective as of such date, of the Agreement and Plan of Merger, dated as of October 28, 1996, among DSPC, Proxim and Sub (the "Merger Agreement"), relating to DSPC's proposed acquisition of Proxim.

       Following the unexpected reduction in the share price of both DSPC and Proxim after the Merger Agreement was announced, the Boards of Directors of DSPC and Proxim determined that the companies should pursue a working partnership outside the context of a merger. The total merger-related costs and expenses of DSPC, estimated to be approximately $5 million, of which $3.45 million will be paid to Proxim, will be charged to DSPC's general and administrative expenses during the current quarter.

       The Termination Agreement contains a mutual release from all claims, rights, demands, actions, obligations, liabilities and causes of action of any and every kind, nature and character whatsoever, known or unknown, which any party to the Merger Agreement may now have or in the future have arising from or in any way related to the Merger Agreement, including without limitation, the termination thereof, whether based on tort, contract (express or implied) or any federal, state or local law, statute or regulation.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(c) EXHIBITS

2.1 Termination Agreement and General Release, dated November 21, 1996, among DSP Communications, Inc., Proxim, Inc. and Data Merger Corporation.


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                                      SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            DSP COMMUNICATIONS, INC.



Date:  November 26, 1996                    By:  /s/ Gerald Dogon
                                                 ----------------------------
                                                 Gerald Dogon
                                                 Executive Vice President and
                                                 Chief Financial Officer


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